Exhibit 23.01


INDEPENDENT AUDITORS' CONSENT





     We consent to the incorporation by reference in this Registration Statement of South Carolina Electric & Gas Company on Form S-3 of our report dated February 7, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for operating revenues) appearing in the Annual Report on Form 10-K of South Carolina Electric & Gas Company for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Columbia, South Carolina
July  19, 2001